EXHIBIT 3.4

                          NEW PARAGRAPH TO SECTION 4.03
                   OF BY-LAW NO. 1A OF OPTIMAL ROBOTICS CORP.

The directors may at any time appoint one or more directors who shall hold office for a term expiring no later than the close of the next annual meeting of the shareholders, provided that the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

ENACTED ON APRIL 26, 2000.

CONFIRMED ON JUNE 22, 2000.


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